Filed Pursuant to Rule 433

Registration No. 333-206684

** Full Px Dets ** $1.13+ billion Santander (SDART) 2018-1 (sub prime)

$1.13+ billion Santander Drive Auto Receivables Trust (SDART) 2018-1

Jt-Leads : RBC (str), BMO, DB

Co-Mgrs : Citi, Santander, Wells

CLS	$AMT(MM)	WAL	M/F	P.WIN	E.FNL	L.FNL	BENCH	SPRD	YLD%	CPN%	$Px
A-1	239.00	0.20	P-1/F1+	1- 5	06/18	02/19	YLD		1.830	1.83	100.00000
A-2	301.60	0.79	Aaa/AAA	5-15	04/19	11/20	EDSF	+ 14	2.115	2.10	99.99555
A-3	118.98	1.50	Aaa/AAA	15-21	10/19	08/21	EDSF	+ 17	2.335	2.32	99.99457
B	182.18	2.10	Aa1/ AA	21-30	07/20	07/22	iSwp	+ 38	2.648	2.63	99.99290
C	169.55	2.90	Aa3/ A	30-41	06/21	03/24	iSwp	+ 63	2.982	2.96	99.98995
D	119.02	3.71	Baa2/BBB	41-48	01/22	03/24	iSwp	+ 95	3.352	3.32	99.96929
E	93.09	** Not Offered ***

Expected Pricing : *PRICED*	Registration : Public / SEC Registered
Expected Settle : 01/24/18	ERISA Eligible : Yes
First Payment : 02/15/18	Pxg Speed : 1.50% ABS to 10% Call
Expected Ratings : Mdys/Fitch	Min Denoms : $1k x $1k

Bill & Deliver : RBC

CUSIP ISIN

A-1 80285T AA2 US80285TAA25

A-2 80285T AB0 US80285TAB08

A-3 80285T AD6 US80285TAD63

B 80285T AE4 US80285TAE47

C 80285T AF1 US80285TAF12

D 80285T AG9 US80285TAG94

Available Information:

* Preliminary Prospectus Supplement, FWP and Intex CDI (attached)

* Intexnet : RBCSDAR1801 Passcode: 7J33

* Roadshow : www.dealroadshow.com Passcode: SDART181

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 866 375-6829.